EXHIBIT 10.3

THIRD ADDENDUM

     This Third Addendum amends that certain Employment Agreement dated September 2, 1996 by and between STEVEN L. WINOKUR and NCO FINANCIAL SYSTEMS, INC., a Pennsylvania corporation (the “Agreement”),as amended effective January 1, 1999 and July 1, 2003 and this Addendum shall be effective as of January 1, 2006 (the “Effective Date”).

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	“The Term of the Agreement shall be extended for a period of three (3) years, commencing on the Effective Date and terminating on December 31, 2008, subject to any early termination provisions set forth in the Agreement.”

2.	In the event any term or condition of this Addendum is inconsistent with any term or condition of the Agreement, the terms of this Third Addendum will control. Except as stated above, all the terms and conditions of the Agreement, including all restrictions and covenants, shall remain in full force and effect and are incorporated herein by reference as though set forth at length.

     IN WITNESS WHEREOF, the parties have executed this Addendum to become effective on the Effective Date.

NCO FINANCIAL SYSTEMS, INC.

By:	/s/ Joshua Gindin

Name:	Joshua Gindin	/s/ Steven L. Winokur
Title:	EVP and General Counsel